Exhibit 99.1

Jim Fish to Retire from WM;

John Morris Named as Next CEO

Houston — August 26, 2026 — WM (NYSE: WM) announced that Jim Fish, Chief Executive Officer and a member of the Board of Directors, has advised the Board of his plan to retire from WM and resign from the Board, following more than a decade of distinguished service in those roles and more than 25 years with the company. In continuation of WM’s robust succession planning process, the Board of Directors has appointed WM President John Morris to the position of President and Chief Executive Officer, effective Jan. 4, 2027. Morris will also join the Board of Directors at that time.

"John is an exceptional leader with a proven track record of delivering results and advancing WM’s strategy. Over three decades of industry experience have given him a deep understanding of our business, culture and opportunities,” said Kathleen Mazzarella, Chair of WM’s Board of Directors. “He’s overseen innovative service delivery to enhance customer experience while reducing operating expenses. All of this was accomplished while improving employee satisfaction, safety, and retention. The Board and I are confident John is the right leader, at the right time, and we are excited to have him guide WM’s next chapter of innovation, growth and value creation.”

“I also want to thank Jim for his outstanding leadership as CEO since 2016. Under his guidance, WM has achieved unprecedented growth, strengthened its culture and positioned the company for long-term success. Jim’s philosophy on stakeholder priorities is simple: Jim always puts people first, knowing that they, in turn, will take care of the customer and the business.  As a result, Jim’s legacy includes making WM a great place to work," added Mazzarella. “His vision and commitment to excellence have left a lasting impact on WM and all our stakeholders, and he will be missed.”

"It is an honor to step into the role of CEO and lead a company that plays such an essential role in the daily lives of the communities we serve. For decades, WM has been built on a strong foundation of safety, service, and operational excellence. I am committed to building on that legacy while strengthening our position for innovation and continued long-term growth. Our people remain at the center of everything we do, and together we will continue advancing solutions that help customers, communities and businesses thrive,” said John Morris, President of WM. “With our industry-leading infrastructure, deep expertise and continued investments in technology, WM is well positioned to create long-term value, advance circularity and help shape a more sustainable future. I’m grateful for the trust Jim and the Board of Directors have placed in me and I am excited about what lies ahead. I am confident that our best days are still in front of us."

“I’m grateful for the opportunity to have served as WM’s CEO over the past decade and proud of all our team has accomplished together,” said Jim Fish, Chief Executive Officer of WM. “John is an authentic and remarkable leader whose industry expertise and proven track record of delivering results make him the ideal choice to lead WM into the future. Throughout his career, he has been a champion for our people, safety, innovation and operational excellence. I have every confidence that WM’s success will continue and grow with John at the helm.”

Prior to his current role as President, Morris held several positions at WM including Market Area General Manager of New York City, Area Vice President of the Greater Mid-Atlantic Area, Chief Strategy Officer, Senior Vice President of Field Operations, and Chief Operating Officer. He is a graduate of Rutgers University.

about wm

WM (WM.com) is North America's leading provider of comprehensive environmental solutions. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. WM, through its subsidiaries, provides collection, recycling and disposal services to millions of residential, commercial, industrial, medical and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them pursue their sustainability goals. In North America, WM has the largest disposal network and collection fleet, is the largest recycler and is a leader in beneficial use of landfill gas, with a growing network of renewable natural gas plants and the most landfill gas-to-electricity plants, as well as the largest heavy-duty natural gas truck fleet in the industry. WM, through its subsidiaries, also provides collection and disposal services of regulated medical waste and secure information destruction services in the U.S., Canada and Western Europe. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

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Ed Egl

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